Exhibit 99.3

News Release NYSE: MYE

Contacts:

Gregg Branning

Senior Vice President & Chief Financial Officer

(330) 761-6303

Monica Vinay

Director, Investor Relations & Communications

(330) 761-6212

Myers Industries Announces Initial Project to Enhance Annual Results of the Lawn and Garden Segment by $5 Million

February 13, 2013, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today announced that after performing a thorough strategic analysis of the Lawn & Garden Segment, the Company is implementing an internal improvement project to enhance returns in this segment.

“While we continue to evaluate all options for our Lawn & Garden business, management has determined that initially the greatest additional value can be generated by addressing each piece of Lawn & Garden separately,” President and Chief Executive Officer John C. Orr said. “As such, the Company is implementing a cost reduction plan in the Nursery sub-segment. In the Greenhouse sub-segment the focus will be on simplifying and consolidating the business and balancing capacity with customer demand. As a result of these two internal projects, we expect to generate annual savings of $5 million starting in 2014. We expect this project will move our Lawn and Garden Segment closer to generating returns above our cost of capital.”

In addition to this project, the Company is exploring a number of other initiatives to increase the Lawn & Garden Segment’s value, potentially including improvement through external opportunities.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

1293 South Main Street — Akron, Ohio 44301 — (330) 253-5592 — Fax: (330) 761-6156	NYSE / MYE